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EXHIBIT 5.1


                 [Gersten, Savage, & Kaplowitz, LLP Letterhead]

                                               January 14, 2000

ACTV, Inc.
1270 Avenue of the Americas
New York, New York 10020

Gentlemen:

         You have requested our opinion, as counsel for ACTV, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3, Pre-Effective Amendment No. 1, (the "Registration Statement"), under the Securities Act of 1933, being filed by the Company with the Securities and Exchange Commission.

         The Registration Statement relates to an offering by the Company of up to 4,600,000 shares of common stock, par value $0.10 per share (the "Common Stock"), including up to 600,000 shares issuable by the Company upon exercise of the underwriters' over-allotment option.

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with Securities Act of 1933, the Common Stock, when issued, delivered, and paid for, will be fully paid, validly issued and nonassessable.

         No opinion is expressed herein as to any laws other than the State of New York, of the United States and the corporate laws of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Gersten, Savage & Kaplowitz, LLP
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                                GERSTEN, SAVAGE & KAPLOWITZ, LLP